UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

September 12, 2005

(Date of report (Date of earliest event reported))

THE SPORTS AUTHORITY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31746	84-1242802
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 West Hampden Avenue, Englewood, Colorado		80110
(Address of Principal Executive Offices)		(Zip Code)

(303) 200-5050

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Promotion of David Campisi to President of the Company

On September 14, 2005, The Sports Authority, Inc. (“TSA” or the “Company”) issued a news release announcing the promotion of David Campisi to President of the Company.  The news release is attached hereto as Exhibit 99.1.

On September 1, 2005, the Board of Directors of the Company approved the promotion of David Campisi, currently President of Merchandising to President of the Company, effective upon approval by the Compensation Committee of the Company’s Board of Directors of Mr. Campisi’s changes in compensation related to this promotion.

On September 12, 2005, the Compensation Committee of the Company’s Board of Directors approved an annual base salary for Mr. Campisi of $700,000, an increase in the annual bonus percentage of base salary from 70% to 80% if 100% of target levels are achieved, and two restricted stock unit grants.  The first grant of 10,000 restricted stock units will vest 20% per year over five years.  The second grant of 10,000 restricted stock units will vest commencing in 2008 provided that certain pre-determined annual performance targets are achieved in fiscal years 2005 through fiscal year 2007.  If restricted stock units do not vest because the annual performance target was not achieved in a particular year, the restricted stock units may vest if the cumulative performance target for all prior years is obtained. If the specified performance targets or cumulative performance targets are never met, then the restricted stock units will terminate without vesting.

Executive Employment Agreement with Thomas T. Hendrickson

On September 12, 2005, the Compensation Committee of the Company’s Board of Directors approved an increase in the annual bonus percentage of base salary from 70% to 80% if 100% of target levels are achieved for Mr. Hendrickson.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits.

99.1 News Release issued by The Sports Authority, Inc. on September 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPORTS AUTHORITY, INC.

By:	/s/ Thomas T. Hendrickson
	Name:	Thomas T. Hendrickson
	Title:	Chief Financial Officer, Chief Administrative Officer and Treasurer

Date: September 14, 2005